Exhibit 10.1
U.S. $500,000,000

364-DAY REVOLVING CREDIT AGREEMENT

dated as of July 27, 2018,

among

ZOETIS INC.,

THE LENDERS FROM TIME TO TIME PARTY HERETO
and
BARCLAYS BANK PLC,
as Administrative Agent
BANK OF AMERICA, N.A.,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.
and
MUFG BANK, LTD.,
as Syndication Agents

BARCLAYS BANK PLC,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
and
MUFG BANK, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
.................................................................................................................................................PAGE

ARTICLE 1
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01	Certain Defined Terms...........................................................................................1

Section 1.02	Accounting Terms and Determinations................................................................22

Section 1.03	Computation of Time Periods.............................................................................22

Section 1.04	Terms Generally...................................................................................................22

ARTICLE 2
AMOUNTS AND TERMS OF THE LOANS

Section 2.01	Commitments.......................................................................................................23

Section 2.02	Loans and Borrowings.........................................................................................23

Section 2.03	Requests for Revolving Borrowings....................................................................24

Section 2.04	[Reserved]............................................................................................................24

Section 2.05	[Reserved]............................................................................................................24

Section 2.06	Funding of Borrowings........................................................................................24

Section 2.07	Changes of Commitments....................................................................................25

Section 2.08	Fees.......................................................................................................................26

Section 2.09	Repayment of Loans; Evidence of Debt..............................................................26

Section 2.10	Interest on Loans..................................................................................................26

Section 2.11	Interest Rate Determination.................................................................................27

Section 2.12	Optional Conversion of Loans.............................................................................28

Section 2.13	Prepayments of Loans..........................................................................................28

Section 2.14	Payments and Computations................................................................................29

Section 2.15	Sharing of Payments Etc......................................................................................30

Section 2.16	Additional Costs...................................................................................................30

Section 2.17	Illegality................................................................................................................32

Section 2.18	Taxes.....................................................................................................................33

Section 2.19	Defaulting Lenders...............................................................................................35

Section 2.20	Substitution of Lender..........................................................................................36

Section 2.21	Term Loan Conversion.........................................................................................36

ARTICLE 3
CONDITIONS

Section 3.01	Conditions Precedent to Closing Date.................................................................36

Section 3.02	Conditions Precedent to Credit Extensions..........................................................38

Section 3.03	Term Loan Conversion Date................................................................................38

i

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.01	Organization; Powers; Binding Effect.................................................................38

Section 4.02	Contravention.......................................................................................................39

Section 4.03	Authorization........................................................................................................39

Section 4.04	Financial Statements; Material Adverse Change.................................................39

Section 4.05	Federal Reserve Regulations................................................................................39

Section 4.06	Investment Company Status.................................................................................40

Section 4.07	Litigation..............................................................................................................40

Section 4.08	Compliance with ERISA......................................................................................40

Section 4.09	Compliance with Law...........................................................................................40

Section 4.10	Environmental Matters.........................................................................................40

Section 4.11	Taxes.....................................................................................................................40

Section 4.12	Full Disclosure.....................................................................................................41

Section 4.13	Anti-Corruption Laws and Sanctions...................................................................41

ARTICLE 5
AFFIRMATIVE COVENANTS

Section 5.01	Financial Statements and Other Information.......................................................41

Section 5.02	Inspection of Property, Books and Records.........................................................43

Section 5.03	Existence; Nature of Business..............................................................................43

Section 5.04	Payment of Obligations........................................................................................43

Section 5.05	Maintenance of Properties; Insurance..................................................................43

Section 5.06	Compliance with Laws.........................................................................................44

Section 5.07	Use of Proceeds....................................................................................................44

ARTICLE 6
NEGATIVE COVENANTS

Section 6.01	Mergers; Fundamental Changes...........................................................................44

Section 6.02	Limitations on Liens.............................................................................................44

Section 6.03	Priority Indebtedness............................................................................................45

Section 6.04	Permitted Securitization Financings.....................................................................45

Section 6.05	Financial Covenants.............................................................................................45

Section 6.06	Limitations on Use of Proceeds...........................................................................45

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01	Events of Default..................................................................................................46

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.01	Authorization and Action.....................................................................................48

Section 8.02	Administrative Agent’s Reliance, Etc..................................................................49

Section 8.03	Barclays and Affiliates.........................................................................................50

Section 8.04	Lender Credit Decision........................................................................................51

Section 8.05	Indemnification....................................................................................................51

Section 8.06	Successor Administrative Agent..........................................................................51

Section 8.07	Certain ERISA Matters........................................................................................52

ARTICLE 9
MISCELLANEOUS

Section 9.01	No Waiver; Remedies...........................................................................................54

Section 9.02	Notices, Etc..........................................................................................................54

Section 9.03	Amendments, Etc.................................................................................................57

Section 9.04	Costs and Expenses; Indemnity............................................................................57

Section 9.05	Binding Effect......................................................................................................59

Section 9.06	Assignments and Participations...........................................................................60

Section 9.07	Governing Law.....................................................................................................63

Section 9.08	Execution in Counterparts....................................................................................64

Section 9.09	Successors and Assigns........................................................................................64

Section 9.10	Captions................................................................................................................64

Section 9.11	Confidentiality......................................................................................................64

Section 9.12	Jurisdiction, Service of Process, Etc....................................................................65

Section 9.13	Waiver of Jury Trial..............................................................................................65

Section 9.14	[Reserved]............................................................................................................65

Section 9.15	USA PATRIOT Act..............................................................................................66

Section 9.16	No Fiduciary Duty................................................................................................66

Section 9.17	Right of Set-off.....................................................................................................66

Section 9.18	Integration............................................................................................................66

Section 9.19	Acknowledgement and Consent to Bail-in of EEA Financial Institutions...........67

SCHEDULES

Schedule 2.01	- Initial Lenders; Commitments

EXHIBITS

Exhibit A	- Form of Assignment and Acceptance

Exhibit B	- Form of Note

Exhibit C	- Form of Material Acquisition Notice

ANNEXES

Annex I	- Pricing Grid

364-DAY REVOLVING CREDIT AGREEMENT
364-DAY REVOLVING CREDIT AGREEMENT dated as of July 27, 2018 among ZOETIS INC., a Delaware corporation (the “Borrower”), the lenders (the “Initial Lenders”) listed on the signature pages hereof and the Lenders (as hereinafter defined) becoming party hereto after the date hereof and BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders.
The parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article 1 or in other provisions of this Agreement in the singular to have the same meanings when in the plural and vice versa):
“Additional Costs” shall have the meaning assigned to that term in Section 2.16(a).
“Adjusted Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any other non-cash charges for such period, (v) any loss for such period of any joint venture accounted for on the equity method (except to the extent the Borrower or a Subsidiary actually made an investment in such joint venture during such period to offset such loss), and (vi) any Operational Efficiency Restructuring Charges incurred during the period commencing on October 1, 2016 and ending on December 31, 2019; provided that for any twelve-month period Operational Efficiency Restructuring Charges added back to Adjusted Consolidated EBITDA pursuant to this clause (vi) shall not exceed $100,000,000 in the aggregate and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any income of any such joint venture for such period, except to the extent that dividends or other distributions were actually paid by such joint venture to the Borrower or a Subsidiary during such period and minus (c) any cash expenditures actually made during such period with respect to any non-cash items added back in computing Adjusted Consolidated EBITDA for any prior period pursuant to clause (a)(iv) above, all determined on a consolidated basis in accordance with GAAP. For the purposes of calculating the Leverage Ratio as of the end of any period, if during such period the applicable Person or any of its Subsidiaries shall have consummated a Specified Transaction (as defined below), Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such period. For purposes hereof, “Specified Transaction” means any transaction or series of related transactions occurring after the date of this Agreement, resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Borrower or any of its Subsidiaries).
“Administrative Agent” shall have the meaning assigned to that term in the introduction hereto. The Administrative Agent may perform any of its obligations hereunder through such Affiliates or branches thereof as it shall from time to time designate by notice to the Borrower and the Lenders for the purpose of performing any of its obligations hereunder or under the Loan Documents, and the term “Administrative Agent” shall include such branches or Affiliates.
“Administrative Agent’s Account” shall mean the account of the Administrative Agent most recently designated by it as such account by notice to the Lenders and the Borrower.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agreement” shall mean this 364-Day Revolving Credit Agreement, as amended, restated, supplemented, extended or otherwise modified from time to time.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.
“Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Assignment and Acceptance” shall mean an instrument in substantially the form of Exhibit A hereto.
“Availability Period” shall mean the period from the Closing Date until the Commitment Termination Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
“Barclays” shall have the meaning assigned to that term in the introduction hereto.
“Barclays Parties” shall have the meaning assigned to that term in Section 9.02(b)(v).
“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Rate for Loans denominated in U.S. Dollars for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively.
“Base Rate Loan” shall mean a Loan that bears interest as provided in Section 2.10(a)(i).
“Base Rate Margin” shall mean, on any date, the rate per annum set forth under the caption “Base Rate Margin” for such date determined in accordance with the Pricing Grid.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” shall mean the board of directors of the Borrower.
“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” shall have the meaning assigned to that term in the introduction hereto.
“Borrower SEC Documents” shall mean all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, exhibits, statements and documents filed by the Borrower under the Securities Act or the Exchange Act, as the case may be, and publicly available on the website of the SEC at www.sec.gov, together with all certifications required pursuant to the Sarbanes-Oxley Act.

“Borrowing” shall mean (a) Revolving Loans of the same Type, Converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect or (b) from and after the Term Loan Conversion Date, any Revolving Loans converted into Term Loans pursuant to Section 2.21 of the same Type, made, Converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
“Business Day” shall mean (a) any day other than a day on which commercial banks are authorized by Law or required to remain closed in New York City and (b) if such day relates to any Eurodollar Rate Loan, that is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.
“Capital Lease” shall mean a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).
“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board); provided that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as in effect on December 21, 2016 shall not be included in Capital Lease Obligations after December 21, 2016 due to any changes in GAAP or interpretations thereunder or otherwise.
“Cash Equivalents” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
(b)    investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e)    investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
(f)    other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; provided, however, that a transaction will not be deemed to involve a Change of Control if (i) the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s voting stock immediately prior to that transaction or (B) such transaction does not involve the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such holding company; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were neither (i) members of the Board of Directors on the Closing Date, nor (ii) nominated by the Board of Directors, nor (iii) appointed by directors so nominated; or (c) any “change of control” (or any comparable term) shall occur under any agreement or instrument relating to any Debt in excess of the Requisite Amount.
“Closing Date” shall have the meaning set forth in Section 3.01.
“Code” shall mean the Internal Revenue Code of 1986.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.06. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $500,000,000.
“Commitment Termination Date” shall mean the earlier of (a) July 26, 2019 and (b) the date of termination in whole of the Commitments pursuant to Section 2.07(b) or Article 7.

“Communications” shall have the meaning assigned to that term in Section 9.02(b)(i).
“Consolidated” shall mean, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.
“Consolidated Net Debt” means at any date all Debt of the Borrower and its Subsidiaries at such date, less the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries at such date, all determined on a Consolidated basis.
“Consolidated Net Income” for any period means the net income of the Borrower and its Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP but excluding in any event:
(a)    any gains or losses on the sale or other disposition of investments or fixed or capital assets out of the ordinary course of business, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;
(b)    net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;
(c)    net earnings and losses of any corporation or other entity (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such corporation or other entity prior to the date of such acquisition;
(d)    net earnings and losses of any corporation or other entity (other than a Subsidiary) with which the Borrower or any Subsidiary shall have consolidated or which shall have merged into or with the Borrower or any Subsidiary prior to the date of such consolidation or merger;
(e)    any gains or losses resulting from the termination of any Plan, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; and
(f)    any other net extraordinary gain or net extraordinary loss.
“Consolidated Net Tangible Assets” shall mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries and determined in accordance with GAAP.
“Constituent Documents” shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.
“Consummation Date” shall have the meaning assigned to such term in the definition of “Material Acquisition”.
“Convert”, “Conversion” and “Converted” shall each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Sections 2.11, 2.12 or 2.17.
“Credit Extension” shall have the meaning set forth in Section 3.02.
“Debt” of any Person shall mean the sum of the following (without duplication): (a) all obligations of such Person for borrowed money, under Repurchase Agreements, Disqualified Stock or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to a Hedging Contract); (b) all obligations of such Person to pay the deferred purchase price of property, assets or services, except trade accounts payable arising in the ordinary course of business; (c) all Capital Lease Obligations of such Person; (d) all Debt of others secured by a Lien on any property or asset of such Person, whether or not such Debt is assumed by such Person; (e) all Debt of others Guaranteed by such Person; and (f) all reimbursement obligations or other obligations (other than contingent obligations) with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person.
“Default” shall mean any Event of Default or any event that with notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it has committed to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its funding obligations; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) (i) been, or has a parent that has been, adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become (or has a parent company that has become) the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof or the exercise of control over such Lender or parent company by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Dispose” shall refer to the sale, transfer, license, lease or other disposition (including any sale and lease-back transaction) of any property or assets by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Dispose” shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.
“Disqualified Stock” shall mean with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Debt of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is five years after the Maturity Date.
“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a Lender; (b) a commercial bank organized under the Laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (c) a commercial bank organized under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (c); (d) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (e) any other Person approved by the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided that none of the Borrower, any Affiliate of the Borrower or a natural person shall qualify as an Eligible Assignee.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any Person who was, as to the time of such past event or period of time, an ERISA Affiliate within the meaning of the preceding sentence.
“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.
“Eurodollar Margin” shall mean, on any date, the rate per annum set forth under the caption “Eurodollar Margin” for such date determined in accordance with the Pricing Grid.
“Eurodollar Rate” shall mean, for any Eurodollar Rate Loan for any Interest Period or any determination of the Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement; provided, further, that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Eurodollar Rate Loan” shall mean a Loan that bears interest as provided in Section 2.10(a)(ii).
“Events of Default” shall have the meaning assigned to that term in Article 7.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income by the United States of America (including any political subdivision thereof) or by any other jurisdiction (including any political subdivision of any thereof) under the Laws of which such recipient is organized, in which its principal office is located or in which it conducts any business (other than solely on account of the execution and performance of or the receipt of any payment under this Agreement or any other Loan Document) or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any comparable Tax imposed by any foreign jurisdiction, (c) (other than an assignee pursuant to a demand by the Borrower under Sections 2.20 or 9.06(c)), any withholding Tax, except withholding Taxes imposed as a result of a change in Law occurring after the time such recipient becomes a party to this Agreement or designates a new Applicable Lending Office, (d) any U.S. withholding Tax that is attributable to such recipient’s failure to furnish documentation described in Section 2.18(f), and (e) any Taxes imposed by FATCA.
“Facility Fee Rate” shall mean, on any date, the rate per annum set forth under the caption “Facility Fee Rate” for such date determined in accordance with the Pricing Grid.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Financial Officer” shall mean (a) the Controller of the Borrower, (b) the Chief Financial Officer of the Borrower, (c) the Treasurer of the Borrower or (d) any officer of the Borrower who succeeds to all or substantially all of the responsibilities of an officer identified in clause (a), (b) or (c) above.
“Fitch” shall mean Fitch Ratings Inc., and any successor to its rating agency business.
“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” shall mean generally accepted accounting principles in the United States of America.
“Governmental Approval” means any written permit, license, variance, certification, consent, no-action letter, clearance, exemption or other approval granted by a Governmental Authority.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).
“Guarantee” of any Person shall mean any obligation of such Person directly guaranteeing any Debt of any other Person or otherwise providing for the payment of any Debt of any Person, provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all substances, wastes or other pollutants listed, defined, regulated or classified as hazardous or toxic, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as such pursuant to any Environmental Law.
“Hedging Contracts” shall mean all interest rate contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to mitigate the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
“Impacted Interest Period” shall have the meaning assigned to it in the definition of “Eurodollar Rate”.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to that term in Section 9.04(c).
“Initial Financial Statements” shall mean the (a) audited Consolidated balance sheet of the Borrower and the related audited Consolidated statements of income, shareholders’ equity and cash flows and the related footnotes as of and for the year ended December 31, 2017 and (b) the unaudited condensed Consolidated balance sheet of the Borrower and the related unaudited condensed Consolidated statements of income and cash flows and related footnotes for the fiscal quarter ended March 31, 2018.
“Initial Lenders” shall have the meaning assigned to that term in the introduction hereto.
“Intercompany Debt” means (i) with respect to any Subsidiary, Debt of such Subsidiary to the Borrower or to another Subsidiary and (ii) with respect to the Borrower, Debt of the Borrower to a Subsidiary.
“Interest Expense” for any period means all interest and all amortization of debt discount and expense (including, without limitation, all commissions, fees and other charges owed with respect to letters of credit and bankers’ acceptances) on any particular Debt (including, without limitation, payment-in-kind, zero coupon and other like Securities) for which such calculations are being made.
“Interest Coverage Ratio” shall mean, for any period, the ratio of Adjusted Consolidated EBITDA for such period to the Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.
“Interest Period” shall mean, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan (or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan) and ending on the last day of the period selected by the Borrower pursuant to the provisions contained herein and, thereafter, with respect to Eurodollar Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions contained herein. The duration of each such Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing shall be one, two, three or six months, or if available as determined by all Lenders, twelve months or any other period agreed upon by the Administrative Agent, each of the Lenders and the Borrower, in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period. Notwithstanding the foregoing:
(i)    if any Interest Period would otherwise commence before and end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date;
(ii)    each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day);

(iii)    each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and
(iv)    Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for U.S. Dollars) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for U.S. Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Joint Lead Arrangers” shall mean the Persons so identified on the cover page hereof, in such capacity (or, with respect to Merrill Lynch, Pierce, Fenner & Smith Incorporated, any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).
“Law” shall mean any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
“Lenders” shall mean (i) the Initial Lenders and (ii) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06(a), other than any Person that shall have ceased to be a Lender hereunder pursuant to Section 9.06.
“Leverage Ratio” shall mean, for any period of four consecutive fiscal quarters, the ratio of Consolidated Net Debt as of the last day of such period to Adjusted Consolidated EBITDA for such period.
“LIBO Screen Rate” shall have the meaning assigned to such term in the definition of “Eurodollar Rate”.
“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.
“Loan” shall mean a loan by a Lender to the Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement and the Notes.
“Material Acquisition” means any acquisition or series of acquisitions consummated within a six-month period, if the aggregate amount of consideration (such consideration (a) excluding amounts attributable to the issuance of capital stock of the Borrower and (b) including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for such acquisition or series of acquisitions is at least $500,000,000 and the Borrower has designated such transaction or series of transactions as a “Material Acquisition” by written notice in substantially the form of Exhibit C hereto (a “Material Acquisition Notice”) to the Administrative Agent; provided that such Material Acquisition Notice shall be irrevocable and the applicable Material Acquisition Notice must be submitted no earlier than the date on which such acquisition (or, for a series of acquisitions, the date on which the last acquisition in such series) is consummated (such date of consummation, the “Consummation Date”) and no later than the date that is 90 days after the Consummation Date; provided, further that concurrent with the delivery of the Material Acquisition Notice, the Borrower shall deliver to the Administrative Agent a certification signed by an officer of the Borrower certifying the Borrower will be pro forma compliance with the financial covenants set forth in Section 6.05.
“Material Acquisition Notice” shall have the meaning assigned to such term in the definition of “Material Acquisition”.
“Material Adverse Change” shall mean any material adverse change in any of (a) the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement or any other Loan Document.
“Material Adverse Effect” shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
“Material Subsidiary” shall mean any Subsidiary (a) for which the Consolidated gross revenues for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of December 31, 2017) exceed 5.00% of the Consolidated gross revenues of the Borrower for such period, in each case determined in accordance with GAAP, or (b) for which the Consolidated total assets (after intercompany eliminations) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of December 31, 2017) exceed 5.00% of the Consolidated total assets of the Borrower as of such date, in each case determined in accordance with GAAP.
“Maturity Date” means the Commitment Termination Date, unless a Term Loan Election has been made and the Term Loan Conversion Date has occurred, in which case “Maturity Date” means the first anniversary of the Commitment Termination Date, provided that if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.
“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” shall mean, with respect to the incurrence of Debt, the excess, if any, of (i) cash actually received by the Borrower or any of its Subsidiaries in connection with such incurrence net of all taxes over (ii) the underwriting discounts, fees, commissions, and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence (including, without limitation, legal fees and expenses).
“Note” shall mean a promissory note of the Borrower payable to any Lender and its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from one or more Loans made by such Lender.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Obligations” shall mean the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement and any other Loan Document (including any such sums accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Operational Efficiency Restructuring Charges” means non-recurring costs, charges or expenses related to the Borrower and/or its Subsidiaries’ operational efficiency and plant network rationalization initiatives, including, without limitation, costs, charges or expenses related to facility closures, facility consolidations, retention, severance, system establishment costs, contract termination commitments and future lease commitments.
“Order” shall mean any order, judgment or injunction.
“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by any Governmental Authority in a jurisdiction in which the Borrower is incorporated, organized, managed and controlled or otherwise has a connection.
“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Rate borrowings by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” shall have the meaning assigned to that term in Section 9.06(f).
“Participant Register” shall have the meaning assigned to that term in Section 9.06(f).
“PATRIOT Act” shall mean the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.).
“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.
“Permitted Liens” shall mean: (a) Liens imposed by Law for Taxes that are not yet due or are being contested in compliance with Section 5.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04; (c) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business; (e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(e); (f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries; (g) Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to trading accounts or brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law encumbering deposits or other funds maintained with a financial institution (including the right of set off) or which are customary in the banking industry, (iv) attaching to other prepayments, deposits or earnest money in the ordinary course of business and (v) attaching to cash collateral posted pursuant to a Hedging Contract, or a letter of credit agreement, entered into in the ordinary course of business; (h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (i) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (j) interest or title of a lessor, lessee, sublessor or sublessee under any lease or sublease permitted hereunder (other than any Capital Lease) and any interest or title of a licensor, licensee, sublicensor or sublicensee under any license or sublicense permitted hereunder; (k) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; (l) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements (or any similar precautionary filings) relating solely to operating leases of personal property entered into in the ordinary course of business; (m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with importation of goods; and (n) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property.
“Permitted Refinancing” shall mean any extension, refinancing, renewal, replacement or defeasement of any Debt that (a) does not exceed the principal amount of such Debt (plus all accrued interest thereon and the amount of all Taxes, fees, costs, expenses and premiums incurred in connection therewith), (b) has a weighted average maturity and final maturity (measured as of the date of such extension, refinancing, renewal, replacement or defeasance) that is no earlier than the earlier of (x) the Commitment Termination Date and (y) the original weighted average maturity and final maturity of such Debt and (c) is not secured by any Lien other than a Lien securing such Debt and does not represent Debt of any Person except a Person obligated in respect of such Debt.
“Permitted Securitization Financing” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Borrower and/or any of its Subsidiaries, and financing secured by the assets so sold, including, without limitation, any revolving purchase(s) of such assets (a “Securitization Financing”); provided that (a) all such sales are made at fair market value (as determined in good faith by the Borrower) and (b) such financing shall be non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Subsidiary (other than a special purpose Subsidiary with no assets other than the financial assets which are the basis for such financing).
“Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.
“Platform” shall have the meaning assigned to that term in Section 9.02(b)(ii).
“Pricing Grid” shall mean the Pricing Grid based on the Borrower’s Ratings attached as Annex I hereto.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quarterly Date” shall mean the last day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that, if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day.
“Rating Agencies” shall mean Moody’s and S&P.
“Ratings” shall mean, at any time, the public ratings of the Borrower’s senior unsecured non-credit enhanced long-term debt by Moody’s and S&P at such time.
“Register” shall have the meaning assigned to that term in Section 9.06(e).
“Regulations D, U and X” shall mean, respectively, Regulations D, U and X of the Board of Governors (or any successor), as the same may be amended or supplemented from time to time.
“Regulatory Change” shall mean any change after the date of this Agreement in United States Federal, state or foreign Law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Administrative Agent or any Lender, of or under any United States Federal, state or foreign Law or regulations (whether or not having the force of Law) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, promulgated or issued.
“Related Party” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, members, trustees, agents and sub-agents of such Person and such Person’s Affiliates.
“Repurchase Agreement” shall mean an agreement by the Borrower or any Subsidiary to sell securities to another Person coupled with an agreement to purchase such securities from such Person at a specified price on a later date.
“Required Lenders” shall mean, subject to Section 2.19, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, from and after the Term Loan Conversion Date, Lenders holding Loans representing more than 50% of the aggregate outstanding principal amount of the Loans at such time (exclusive in each case of the Commitment(s), Revolving Credit Exposure(s) and Loan(s), as applicable, of Defaulting Lenders).
“Requisite Amount” shall have the meaning assigned to that term in Section 7.01(e).
“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency Liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time.
“Revolving Loan” shall mean a Loan made pursuant to Section 2.01.
“S&P” shall mean Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.
“Sanctioned Country” shall mean, at any time, a country, a region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council,

the European Union, or Her Majesty’s Treasury of the United Kingdom, or (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the United States Securities and Exchange Commission.
“Secured Debt” shall mean any Debt under any Repurchase Agreement and (ii) any other Debt the obligations with respect to which are secured by a Lien.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securitization Financing” is defined in the definition of “Permitted Securitization Financing”.
“Securitization Financing Amount” means at any time and with respect to any Securitization Financing, the aggregate principal amount of Debt of the Borrower and its Subsidiaries outstanding at such time, or, if such financing is not treated as indebtedness of the Borrower and its Subsidiaries under GAAP at such time, the principal-equivalent amount (whether in the form of unrecovered purchase price or the like or otherwise) of financing provided thereunder at such time.
“Single Employer Plan” shall mean a single-employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Specified Debt Incurrence” shall mean the incurrence of Debt for borrowed money in the form of senior unsecured notes issued by the Borrower or any of its Subsidiaries to third parties.
“Specified Transaction” shall have the meaning assigned to such term in the definition of “Adjusted Consolidated EBITDA”.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context shall otherwise require, “Subsidiary” refers to a Subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.
“Term Loan” means a Revolving Loan converted into a term loan under Section 2.21.
“Term Loan Conversion Date” has the meaning assigned to it in Section 2.21.
“Term Loan Election” has the meaning assigned to it in Section 2.21.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.
“United States” shall have the meaning assigned to that term in Section 7701 of the Code.
“U.S. Dollars” and “$” shall mean the lawful money of the United States of America.
“Voting Stock” shall mean Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).
“Withholding Agent” shall mean the Borrower and the Administrative Agent, as the case may be.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or any Lender hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the audited Consolidated financial statements of the Borrower for the Borrower’s fiscal year ended December 31, 2017 (except for changes concurred with by the Borrower’s independent public accountants); provided that terms of an accounting or financial nature used herein shall be construed, and computations of amounts and ratios referred to herein shall be made without giving effect to any change to or modification of GAAP which would require the capitalization of leases (whether or not existing on the Closing Date) that would be characterized as “operating leases” under GAAP as in effect on December 21, 2016.

Section 1.03    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor Laws), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
ARTICLE 2
AMOUNTS AND TERMS OF THE LOANS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower from time to time during the Availability Period; provided that, immediately after each such Loan is made, the amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
Section 2.02    Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.17, each Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the time that any Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $5,000,000 and an integral multiple of $1,000,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Rate Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date (unless a Term Loan Election has occurred but the Term Loan Conversion Date has not yet occurred).
Section 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of the first Borrowing hereunder, not later than 11:00 a.m., New York City time, two Business Days before the date of such Borrowing), or (a) in the case of a Base Rate Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;
(iv)    in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    [Reserved].
Section 2.05    [Reserved].

Section 2.06    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof not later than 1:00 p.m. (New York City time), in funds immediately available in New York City, to the account of the Administrative Agent most recently designated for such purpose by notice to the Lenders.
(b)    The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(c)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
Section 2.07    Changes of Commitments. (a) Termination on the Maturity Date. Unless theretofore reduced to such amount pursuant to Section 2.07(b) or Section 2.07(c), the Commitments of the Lenders shall automatically be reduced to zero on the close of banking business on the Commitment Termination Date.
(b)    Optional Ratable Termination or Reduction. The Borrower shall have the right, at any time or from time to time, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that (i) each partial reduction shall be in the minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans in accordance herewith, the aggregate Revolving Credit Exposure would exceed the aggregate amount of the Commitments; provided, further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions (including the occurrence of a Change of Control) in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The aggregate amount of the Commitments, once reduced as provided in this Section 2.07(b), may not be reinstated.
(c)    Mandatory Ratable Termination or Reduction. Subject to Section 2.07(d) below, the Commitments shall be automatically and permanently reduced in an amount equal to 100% of the Net Cash Proceeds actually received by the Borrower or any of its Subsidiaries from any Specified Debt Incurrence.

(d)    Application of Mandatory Commitment Reductions. Any Net Cash Proceeds contemplated to be applied to reduce the Commitments pursuant to Section 2.07(c) above shall first be applied to prepay the outstanding Loans, if any, pursuant to Section 2.13(b) until the amount of Loans outstanding is $0, and any remaining amounts shall be applied to reduce the Commitments pursuant to Section 2.07(c). The Borrower shall promptly (and no later than three (3) Business Days after receipt thereof) notify the Administrative Agent of the receipt by the Borrower or any of its Subsidiaries’ receipt of Net Cash Proceeds subject to this Section 2.07(d), and such notice shall be accompanied by a reasonably detailed calculations of the applicable Net Cash Proceeds. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.08    Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily average amount of such Lender’s Commitment (whether used or unused), for each day during the period from the Closing Date until the Commitment Termination Date at a rate per annum equal to the Facility Fee Rate. The accrued facility fee shall be payable in arrears on each Quarterly Date and, without duplication, on the Commitment Termination Date. If for any reason any Revolving Credit Exposure remains outstanding on or after the Commitment Termination Date, the facility fee shall accrue from the Termination Date until the date on which no Revolving Credit Exposure remains outstanding, on the aggregate amount of Revolving Credit Exposure from time to time outstanding, payable on demand.
(b)    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing by and between the Borrower and the Administrative Agent.
(c)    General. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and upfront fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.09    Repayment of Loans; Evidence of Debt.
(a)    Subject to Section 2.21, the Borrower hereby promises to pay to the Administrative Agent for account of each Lender the full principal amount of each Revolving Loan made by such Lender to the Borrower, and each Revolving Loan shall mature, on the Commitment Termination Date.
(b)    Any Lender may request, upon reasonable notice to the Borrower in writing, that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note.
Section 2.10    Interest on Loans. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal to the sum of (x) the Base Rate plus (y) the Base Rate Margin in effect from time to time, payable in arrears on each Quarterly Date during such periods and, without duplication, on the date such Base Rate Loan shall be Converted or paid in full.
(ii)    Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Eurodollar Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and, without duplication, on the date such Eurodollar Rate Loan shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of any default in the payment of any amount due and payable hereunder, the Borrower shall pay interest on such overdue amount from the date such amount shall have become due until such amount shall be paid in full, payable in arrears on demand and on the date such amount shall be paid in full, at a rate per annum equal at all times to 2.00% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above.
Section 2.11    Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.10(a)(ii). Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, with respect to any Eurodollar Rate Loans, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to Convert Loans into, such Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist (as determined by the Required Lenders), which notice shall be given promptly after such circumstances cease to exist (as determined by the Required Lenders).
(c)    If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, such Interest Period shall have a duration of one month.
(d)    Upon the occurrence and during the continuance of any Event of Default under Section 7.01(a), (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(e)    If the Eurodollar Rate for any Eurodollar Rate Loans cannot be determined in accordance with the definition of such term,
(i)    the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,
(ii)    with respect to Eurodollar Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or, if such Loan is then a Base Rate Loan, will not be eligible for Conversion into a Eurodollar Rate Loan), and
(iii)    the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, which notice shall be given promptly after such circumstances cease to exist.
Section 2.12    Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.11 and 2.17, Convert all Revolving Loans or, from and after the Term Loan Conversion Date, all Term Loans of one Type comprising the same Borrowing into Revolving Loans or, from and after the Term Loan Conversion Date, Term Loans of the other Type; provided that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum borrowing amount specified in Section 2.02 and no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (i) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.
Section 2.13    Prepayments of Loans.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 10:00 a.m. (New York City time) (x) three Business Days before such proposed prepayment in the case of Eurodollar Rate Loans and (y) on the day of such proposed prepayment in the case of Base Rate Loans, and, if such notice is given, the Borrower shall, prepay without penalty the outstanding principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, provided that in the event of any such prepayment of a Eurodollar Rate Loan other than on the last day of the Interest Period therefor, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b); provided, further that if a notice of optional prepayment is given in connection with a conditional termination of the Commitments as contemplated by Section 2.07(b), then such notice of prepayment may be revoked in accordance with Section 2.07(b) (subject to, for the avoidance of doubt, compliance with the immediately preceding sentence). Each prepayment of Revolving Loans or Term Loans hereunder shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.
(b)    Mandatory.
(i)    Within five (5) Business Days of the Borrower’s receipt of any Net Cash Proceeds from any Specified Debt Incurrence on or after the Closing Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds (which such prepayment shall be accompanied by an automatic and permanent reduction in the Commitments equal to the amount of such prepayment in accordance with Section 2.07(d)) actually received by the Borrower or any of its Subsidiaries from any Specified Debt Incurrence.
(ii)    Each prepayment made pursuant to this Section 2.13(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Borrowing on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(b). Any Loans that are prepaid pursuant to this Section 2.13(b) may not be reborrowed.
(iii)    The Borrower shall promptly (and no later than three (3) Business Days after receipt thereof) notify the Administrative Agent of the receipt by the Borrower or any of its Subsidiaries’ receipt of Net Cash Proceeds subject to this Section 2.13(b), and such notice shall be accompanied by a reasonably detailed calculation of the applicable Net Cash Proceeds.
Section 2.14    Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes to the Administrative Agent at the Administrative Agent’s Account in same day funds, without any set-off, recoupment or counterclaim, not later than 12:00 noon (New York City time) on the due date of such payment (each such payment made after such time on such date to be deemed to have been made on the next Business Day). The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or unused commitment fees ratably (other than amounts payable pursuant to Section 2.16, 2.18 or 9.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.06(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance (which shall not include the Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)    All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the NYFRB Rate, of facility fees, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees, are payable.
(c)    Subject to the proviso in the definition of the term “Maturity Date”, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or unused commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.
Section 2.15    Sharing of Payments Etc. (a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Exposure owing to it (other than pursuant to Section 2.16, 2.18 or 9.04(b)) in excess of its ratable share of payments on account of the Revolving Credit Exposure obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Exposure owing to such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by Law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b)    Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 2.16    Additional Costs. (a) The Borrower shall, within 30 days following demand by a Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs that such Lender determines are attributable to its making, funding or maintaining any Eurodollar Rate Loans or its obligation to make any Eurodollar Rate Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans or any such obligation (excluding amounts attributable to Taxes applicable to payments made by the Borrower hereunder and Other Taxes, which shall be governed solely and exclusively by Section 2.18) (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any such Loans or any deposits of the type referred to in the definition of “Eurodollar Rate” in Section 1.01), or the Commitment of such Lender or (ii) imposes any other cost, expense or condition affecting this Agreement or such Lender’s Notes (or any of such extensions of credit or liabilities) or Commitment; provided that the Borrower shall not be obligated to pay to such Lender such Additional Costs unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph; and provided, further that any such Additional Costs allocated to any Loans or the Commitment of such Lender shall not exceed the Borrower’s pro rata share of all costs attributable to all loans or advances or commitments to all borrowers by such Lender that collectively result in the consequences for which such Lender is to be compensated by the Borrower. Any Lender seeking compensation hereunder shall make reasonable efforts to notify the Borrower of the enactment of any Regulatory Change that would entitle such Lender to compensation pursuant to this Section 2.16(a) as promptly as practicable after obtaining knowledge thereof and the date of effectiveness of such Regulatory Change; provided that failure to provide such notice shall not in any way reduce the Borrower’s liability therefor. As soon thereafter as such Lender shall have determined to request such compensation, such Lender shall notify the Borrower thereof and shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) (i) to designate a different Applicable Lending Office for the Loans of such Lender affected by such Regulatory Change if such designation will avoid the need for, or reduce the amount of, such compensation, and will not, in the reasonable opinion of such Lender, be otherwise disadvantageous to such Lender and (ii) to otherwise minimize any such compensation payable by the Borrower hereunder. Notwithstanding anything in this Section 2.16(a) to the contrary, the Borrower’s obligation to reimburse such Lender for Additional Costs pursuant to this Section 2.16(a) shall be limited as follows:
(x)    In the event of a Regulatory Change with an effective date occurring on or after its date of enactment, the Borrower shall be obligated to pay to such Lender only such amounts attributable to the period commencing on the later of the effective date of such Regulatory Change or the date of such Lender’s notice of determination to request compensation hereunder; and
(y)    In the event of a Regulatory Change with an effective date retroactive from its date of enactment, the Borrower shall be obligated to pay only such amounts attributable to a period commencing up to 60 days prior to such Lender’s notice of enactment of the Regulatory Change and its request for compensation hereunder.
(b)    Without limiting the effect of the foregoing provisions of this Section 2.16 (but without duplication), the Borrower shall, within 30 days following a demand by a Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender from time to time (i) such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs (excluding amounts attributable to Taxes applicable to payments made by the Borrower hereunder and Other Taxes, which shall be governed solely and exclusively by Section 2.18) that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office of such Lender), pursuant to any Law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority following any Regulatory Change, of capital or liquidity in respect of its Commitment (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office of such Lender) to a level below that which such Lender (or any Applicable Lending Office of such Lender) could have achieved but for such Law, regulation, interpretation, directive or request); provided that the Borrower shall not be obligated to pay to such Lender such additional amounts unless such Lender at such time shall be generally assessing such amounts on a nondiscriminatory basis against borrowers under agreements having provisions similar to this paragraph; and (ii) any such additional amounts allocated to the Commitment of such Lender shall not exceed the Borrower’s pro rata share of all costs attributable to all commitments to all borrowers by such Lender that collectively result in the consequences for which such Lender is to be compensated by the Borrower. Each Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 2.16(b) as promptly as practicable after it determines to request such compensation; provided that, in the event of (x) any Regulatory Change with an effective date occurring on or after its enactment, the Borrower shall be obligated to pay to such Lender only such amounts attributable to the period commencing on the later of the effective date of such Regulatory Change or the date of such Lender’s notice of determination to request compensation hereunder; and (y) any Regulatory Change with an effective date retroactive from its date of enactment, such request arises from a Law, regulation, directive or request of a court or governmental or monetary authority that contains an effective date retroactive from its date of enactment, the Borrower shall be obligated to pay such Lender only such amounts attributable to the period commencing up to 60 days prior to the date of such Lender’s notice.
(c)    Determinations and allocations by a Lender for purposes of this Section 2.16 of the effect of any Regulatory Change pursuant to Section 2.16(a), or of the effect of capital maintained pursuant to Section 2.16(b), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of the foregoing, and of the amounts required to compensate such Lender under this Section 2.16, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any Lender requesting compensation under this Section 2.16 will furnish the Borrower with a certificate setting forth the basis and amount of such request for compensation.
Section 2.17    Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, which notice shall be given promptly after such circumstances cease to exist.
(b)    Each Lender agrees that, before making a demand under subsection (a) above, it shall (i) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office for the Eurodollar Rate Loans of such Lender if such designation will avoid the need for the Conversion of or for the suspension of the obligation of any Lender or Lenders to make Eurodollar Rate Loans as described in subsection (a) above and will not, in the opinion of such Lender, be otherwise disadvantageous to such Lender and (ii) failing such efforts and if legally permissible, cause such demand to be made on the last day of the applicable Interest Period for each Eurodollar Rate Loan then outstanding, as the case may be.
Section 2.18    Taxes.
(a)    Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Law; provided that if any Withholding Agent shall be required by Law to deduct any Taxes from such payments, then (i) if such Tax is and Indemnified Tax or Other Tax, the sum payable by the Borrower shall be increased, as necessary so that after all required deductions are made (including deductions applicable to additional sums payable under this Section 2.18) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b)    In addition, the Borrower shall pay any Other Taxes, without duplication, to the relevant Governmental Authority in accordance with applicable Law.
(c)    The Borrower shall, without duplication, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes on or attributable to amounts payable under this Section 2.18) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by a Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to any Governmental Authority, and in any event within 60 days of such payment, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Each Lender shall severally indemnify, within 10 days after written demand therefor, (i) the Administrative Agent for the full amount of any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) the Borrower for any Excluded Taxes, in each case, attributable to such Lender paid or payable by the Administrative Agent or the Borrower (as applicable) in connection herewith or with any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Excluded Taxes were correctly or legally imposed or asserted by a Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the applicable Lender by the Administrative Agent or the Borrower (as applicable) shall be presumptive evidence of such payment or liability absent manifest error.
(f)    (i) The Administrative Agent and each Lender, including any Foreign Lender, that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Withholding Agent such properly completed and executed documentation (including Internal Revenue Service Form W-9 and applicable Internal Revenue Service Form(s) W-8 and any related documentation) as may be necessary or appropriate to permit the Withholding Agent to make payments under this Agreement or any Loan Document without withholding Tax or at a reduced withholding Tax rate.
(ii)    If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender, as applicable, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall deliver to the Withholding Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that the Administrative Agent or such Lender, as applicable, has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)     The Administrative Agent and each Lender shall deliver to the Withholding Agent such other documentation prescribed by applicable Law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not the Administrative Agent or such Lender, as applicable, is subject to backup withholding or information reporting requirements.
(iv)     The Administrative Agent and each Lender shall provide the appropriate documentation described in clauses (i), (ii) and (iii) of this Section 2.18(f) at the following times (A) prior to the first payment date after becoming a party to this Agreement, (B) upon a change in circumstances or, upon reasonable request by the Withholding Agent, upon a change in Law, in each case, requiring or making appropriate a new or additional form, certificate or documentation, (C) upon reasonable request by the Withholding Agent, upon or before the expiration, obsolescence or invalidity of any documentation previously provided to the Withholding Agent and (D) upon reasonable request by the Withholding Agent. The Administrative Agent and each Lender shall provide to the Withholding Agent such forms or certificates as the Withholding Agent may reasonably request to establish the Administrative Agent’s or such Lender’s, as applicable, entitlement to an exemption from or reduction of Taxes imposed by a non-U.S. jurisdiction; provided, however, neither the Administrative Agent nor any Lender shall be required to provide any such form or certificate if it determines in its reasonable discretion that the provision of such form or certificate would materially adversely affect it or it is not legally able to provide such form or certificate.
(g)    Each Lender agrees that, if the Borrower is required to pay any additional amounts pursuant to Section 2.18, such Lender shall (at the request of the Borrower) use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the judgment of such Lender, require such Lender to incur an unreimbursed loss, and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Upon any such designation or assignment, such Lender shall provide to the Administrative Agent and the Borrower the appropriate form and documentation requirements set forth in Section 2.18(f).
(h)    For purposes of this Section 2.18 the term “applicable Law” includes FATCA.
Section 2.19    Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    commencing on the date that such Lender becomes a Defaulting Lender, fees under Section 2.08(a) shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;
(b)     the Commitment and Revolving Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.03), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.
In the event that the Administrative Agent and the Borrower reasonably determine that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. Subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
Section 2.20    Substitution of Lender. If (a) the obligation of any Lender to make Eurodollar Rate Loans has been suspended pursuant to Section 2.11, (b) any Lender has demanded compensation or the Borrower is otherwise required to pay additional amounts under Section 2.16 or 2.18 or (c) such Lender is a Defaulting Lender, the Borrower shall have, in addition to the right to seek a substitute lender or lenders who qualify as Eligible Assignees to assume, in accordance with the provisions of Section 9.06, the Commitment of such Lender, the right to terminate the unused Commitment of such Lender.
Section 2.21    Term Loan Conversion. The Borrower may, by written notice to the Administrative Agent given not fewer than 5 Business Days prior to the Commitment Termination Date, elect (such election, the “Term Loan Election”), effective as of the Commitment Termination Date (the “Term Loan Conversion Date”), to convert all or a ratable portion of the Revolving Loans outstanding on the Term Loan Conversion Date into Term Loans which the Borrower shall repay in full ratably to the Lenders on the first anniversary of the Commitment Termination Date; provided that the Term Loan Election may not be exercised unless the conditions set forth in Section 3.03 are satisfied on the date of notice of the Term Loan Election and on the Term Loan Conversion Date. The conversion notice delivered by the Borrower shall specify: (x) the Type of the Term Loan Borrowing effective on the Term Loan Conversion Date and (y) in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto. In the event that less than all of the Revolving Loans outstanding on the Commitment Termination Date are converted into Term Loans pursuant to this Section 2.21, any outstanding Revolving Loans not so converted shall be repaid in full on the Commitment Termination Date. The aggregate Commitment will terminate on the Commitment Termination Date and all commitment fees pursuant to Section 2.08(a) shall cease to accrue on the Commitment Termination Date. All Revolving Loans converted into Term Loans pursuant to this Section 2.21 shall continue to constitute Loans following the Term Loan Conversion Date except that the Borrower may not thereafter reborrow pursuant to Section 2.01 after all or any portion of such Loans have been prepaid pursuant to Section 2.13 on or after the Commitment Termination Date.
ARTICLE 3
CONDITIONS
Section 3.01    Conditions Precedent to Closing Date. The closing of this Agreement shall occur on the date (the “Closing Date”) on which the following conditions precedent shall have been satisfied:
(a)    The Administrative Agent (or its counsel) shall have received from each applicable party the following, each dated such day (unless otherwise specified):
(i)    A counterpart of this Agreement and each Note (if requested by any Lender) signed on behalf of each party thereto;
(ii)    A copy of the articles or certificate of incorporation (or equivalent Constituent Document) of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with a certificate of such official attesting to the good standing of the Borrower;
(iii)    A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower who is authorized to sign this Agreement and the other Loan Documents on the Borrower’s behalf, (B) the by-laws (or equivalent Constituent Document) of the Borrower as in effect on the date of such certification, (C) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of the Borrower from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (ii) above and (D) the resolutions of the Board of Directors approving and authorizing the execution, delivery and performance of this Agreement; and
(iv)    An opinion of in-house counsel for the Borrower reasonably acceptable to the Administrative Agent.
(b)    The Borrower shall have paid such fees as the Borrower shall have agreed to pay to any Joint Lead Arranger, any Lender or the Administrative Agent in connection herewith, including the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of the Loan Documents, the extensions of credit hereunder and the syndication of the credit facility provided hereby (to the extent such fees and expenses are due and statements for such fees and expenses have been delivered to the Borrower).
(c)    The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as reasonably requested by the Lenders.
(d)     (i) No Default shall have occurred and be continuing on the Closing Date (ii) the representations and warranties contained in Article 4 shall be accurate in all material respects on and as of the Closing Date (except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate in all material respects as of such earlier date, or (2) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects) as if made on and as of such date (iii) no injunction affecting the execution, delivery or performance of the Loan Documents shall have been issued and remain in effect on the Closing Date and (iv) the Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that each of the conditions precedent set forth in clauses (i)-(iii) of this Section 3.01(d) have been satisfied.
The Administrative Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.
Section 3.02    Conditions Precedent to Credit Extensions. The obligation of each Lender to make a Loan hereunder on the occasion of each Borrowing (each, a “Credit Extension”) shall be subject to the further conditions precedent that (i) the Closing Date shall have occurred and (i) on the date of such Credit Extension and after giving effect thereto, the following statement shall be accurate (and each of the giving of the applicable request pursuant to Section 2.02 and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension such statement is accurate): (x) the representations and warranties contained in Article 4 (other than those set forth in Section 4.04(b) and in Section 4.07) are accurate in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate in all material respects as of such earlier date, or (1) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects on and as of such date or such earlier date as specified in clause (1) above and (y) no Default has occurred and is continuing or would result from such Credit Extension or the application of any proceeds thereof.
Section 3.03    Term Loan Conversion Date. The Term Loan Conversion Date is subject to the satisfaction of the following conditions:
(a)    On the Term Loan Conversion Date and after giving effect thereto, the following statement shall be accurate: (x) the representations and warranties contained in Article 4 (other than those set forth in Section 4.04(b) and in Section 4.07) are accurate in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate in all material respects as of such earlier date, or (2) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects on and as of such date or such earlier date as specified in clause (1) above and (y) no Default has occurred and is continuing or would result from the Term Loan Conversion Date.

(b)    The Administrative Agent shall have received for the ratable account of the Lenders a fee equal to 1.00% of the aggregate principal amount of the Revolving Loans converted to Term Loans on the Term Loan Conversion Date.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
Section 4.01    Organization; Powers; Binding Effect. The Borrower is duly incorporated or organized and validly existing under the Laws of the state of its incorporation or organization and has the necessary corporate or other power and authority to enter into this Agreement and the other Loan Documents, to borrow hereunder and to perform and observe its obligations hereunder and thereunder, all corporate or other action required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and under the other Loan Documents has been duly taken, and this Agreement and the other Loan Documents have been duly executed and delivered and constitute, and, when executed and delivered, each of the Notes shall have been duly executed and delivered and shall constitute, valid, legal and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 4.02    Contravention. Neither (a) the certificate of incorporation, by-laws or other Constituent Documents of the Borrower, (b) any provision of any existing material mortgage, trust deed, contract, license, franchise, concession or agreement or any other material contractual obligation by which the Borrower or any of its Subsidiaries or any of their property or assets is bound, nor (c) any Law, regulation, judgment, injunction or other Order or award of any judicial, administrative, governmental or other authority or of any arbitrator binding on the Borrower or any of its Subsidiaries, conflicts or would conflict with or be contravened in any respect by the execution and delivery of the Loan Documents or would conflict with or be contravened by the Borrower’s or its Subsidiaries’ performance or observance of any of its obligations under the Loan Documents, except, in the case of clauses (b) and (c) above, for any such conflict or contravention that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
Section 4.03    Authorization. There are no authorizations, approvals, licenses, registrations or consents of any Governmental Authority necessary for the execution and delivery by the Borrower of any Loan Document, the performance by the Borrower of the obligations expressed to be assumed by it in or pursuant to the Loan Documents and the payment of any amounts hereunder or under the other Loan Documents in accordance with their terms or to render this Agreement or any other Loan Document legal, valid, binding, enforceable and admissible in evidence.
Section 4.04    Financial Statements; Material Adverse Change. The Initial Financial Statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and such Initial Financial Statements present fairly, in all material respects, the Consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, the respective periods covered thereby.
(b)    Except as disclosed in the Borrower SEC Documents as filed prior to the Closing Date (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), there has been no material adverse change in the financial position or results of operations of the Borrower and its Subsidiaries taken as a whole since December 31, 2017.
Section 4.05    Federal Reserve Regulations. (a) None of the Borrower or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).
(b)    No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U and X and all official rulings and interpretations thereunder or thereof.
Section 4.06    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.07    Litigation. Except as disclosed in the Borrower SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but other than any specific factual information contained therein) as filed prior to the Closing Date, there is no pending or (to the knowledge of the Borrower) threatened action, investigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator (i) that is reasonably likely to have a Material Adverse Effect or (ii) that could be reasonably expected to affect the legality, validity or enforceability of any Loan Document.
Section 4.08    Compliance with ERISA. Except for matters which could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the currently applicable provisions of ERISA and the Code with respect to each Plan and (b) no ERISA Event has occurred.
Section 4.09    Compliance with Law. Neither the Borrower nor any of its Subsidiaries is in violation of any Law or regulation to which it is subject is in default with respect to any Order or has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business which violation, default or failure to obtain could reasonably be expected to have a Material Adverse Effect.

Section 4.10    Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in the Borrower SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but other than any specific factual information contained therein) as filed prior to the Closing Date, the Borrower and its Subsidiaries (i) are in compliance with all applicable Environmental Laws and have obtained, maintained and are in compliance with any permit, license or other approval required under any applicable Environmental Law for their current operations, (ii) are not subject to any Environmental Liability, (iii) have not received written notice of any claim with respect to any Environmental Liability and (iv) do not have knowledge of any basis for any Environmental Liability.
Section 4.11    Taxes. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) the Borrower and its Subsidiaries have (i) filed all tax returns and all other tax returns which are required to be filed by them and (ii) paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary to the extent such Taxes, have become due and payable and before they have become delinquent, except for Taxes which are being contested in good faith by the Borrower or the relevant Subsidiary pursuant to appropriate actions or proceedings being diligently pursued and for which reserves adequate under GAAP have been made, and (b) the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes are adequate under GAAP.
Section 4.12    Full Disclosure. All written information (other than financial projections and information of a general economic nature or general industry nature), as modified or supplemented by any information provided to any Agent or Lender, by the Borrower in connection with the transactions contemplated hereby is and will be complete and correct in all material respects (after giving effect to all amendments and supplements thereto), when taken as a whole together with all such filings of the Borrower with the SEC, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all amendment sand supplements thereto).
Section 4.13    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary or (b) to the knowledge of the Borrower, (x) any director, officer or employee of the Borrower or any Subsidiary or (y) any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE 5
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year of the Borrower, its audited Consolidated balance sheet and related statements of income, cash flows, shareholders’ equity and footnotes as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent registered public accounting firm of recognized national standing to the effect that such Consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP;
(b)    on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period, its condensed Consolidated balance sheet and related statements of income, cash flows and footnotes as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the condensed financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP;
(c)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a copy of a certificate of a Financial Officer of the Borrower (the original signed version of which shall be delivered to the Administrative Agent) (i) setting forth in reasonable detail the calculations necessary to demonstrate compliance with the requirements of Section 6.05 on the date of such financial statements and (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(d)    within five Business Days after the Borrower first becomes aware of the occurrence of each Default continuing on the date of such statement, a written statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(e)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;
(f)    except for matters which could not reasonably be expected to have a Material Adverse Effect, if an ERISA Event occurs, a certificate of a Financial Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take; and
(g)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
Information required to be delivered pursuant to subsections (a), (b) and (e) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information shall have been posted and available on the website of the SEC at http://www.sec.gov or on the website of the Borrower at www.zoetis.com.
Section 5.02    Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will, upon reasonable prior notice (or without notice during the continuance of an Event of Default), permit agents and representatives of the Administrative Agent and each Lender to, during regular business hours, (i) visit and inspect their respective properties, (ii) inspect and make reasonable extracts from and copies of their respective books and records and (iii) discuss, subject to reasonable availability, with their respective principal officers and auditors their respective affairs, finances and accounts, all at the expense of such Lender or the Administrative Agent, as the case may be, or, if such visit or other action is during the continuance of an Event of Default, at the expense of the Borrower.
Section 5.03    Existence; Nature of Business. (a) The Borrower will, and will cause each of its Subsidiaries to, preserve and keep in full force and effect its corporate or other legal existence and all licenses and permits necessary to the proper conduct of its business, except that the foregoing shall not (i) prevent any transaction permitted by Section 6.02 or (ii) require the preservation of the legal existence of any Subsidiary or of any such license or permit the nonpreservation of which could not reasonably be expected to have a Material Adverse Effect.
(a)    Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be principally engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the Closing Date and similar or related businesses or businesses ancillary or complementary thereto.
Section 5.04    Payment of Obligations. Except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property or assets and (ii) all lawful claims that, if unpaid, might result in a Lien upon its property or assets; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any such Tax or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP.
Section 5.05    Maintenance of Properties; Insurance. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, (a) keep and maintain all property or assets material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance (if not self-insured for such risk), with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or substantially consistent with past practices of the Borrower and its Subsidiaries.
Section 5.06    Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply, in all material respects, with all Laws, rules, regulations and Orders of any Governmental Authority applicable to it or its property or assets, except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) noncompliance therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.07    Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for working capital and other general corporate purposes, including funding a portion of the purchase price of the acquisition of Abaxis, Inc.
ARTICLE 6
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 6.01    Mergers; Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of, and will not permit any Subsidiary to sell, transfer, lease or otherwise Dispose of, (in one transaction or in a series of transactions) all or substantially all of the property or assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any

Subsidiary may liquidate or dissolve if (A) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (B) such liquidation or dissolution is not materially disadvantageous to the Lenders.
Section 6.02    Limitations on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create or incur, or suffer to be incurred or to exist, any Lien on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, except:
(a)    Permitted Liens;
(b)    any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary (or prior to the time the Person owning such property or asset becomes a Subsidiary); provided that such Lien is not created in contemplation of or in connection with such transaction;
(c)    Liens securing Debt of the Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not encumber any property other than the property financed by such Debt and (ii) such Liens are incurred not later than 180 days after such acquisition;
(d)    any Permitted Refinancing of any of the foregoing Secured Debt;
(e)    Liens securing Intercompany Debt;
(f)    Liens securing Secured Debt permitted under Section 6.03; and
(g)    Liens securing Permitted Securitization Financings permitted by Section 6.04.
Section 6.03    Priority Indebtedness. The Borrower will not at any time permit (a) the aggregate outstanding principal amount of Secured Debt (other than Secured Debt secured only by Liens permitted under paragraphs (a) through (e) and (g) of Section 6.02) plus (a) all other Debt of all Subsidiaries (other than Intercompany Debt and Secured Debt), all determined on a Consolidated basis and without duplication, to exceed 15% of Consolidated Net Tangible Assets, all calculated as of the last day of each fiscal quarter of the Borrower.
Section 6.04    Permitted Securitization Financings. The Borrower will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Securitization Financings other than Permitted Securitization Financings with an aggregate Securitization Financing Amount at any date not to exceed $500,000,000.
Section 6.05    Financial Covenants. (a) The Leverage Ratio as of the last day of any fiscal quarter shall not exceed 3:50:1.00; provided that, upon the Administrative Agent’s receipt of a Material Acquisition Notice, the Leverage Ratio as of the last day of any fiscal quarter for the period beginning on the Consummation Date and continuing through the fourth full consecutive fiscal quarter ended immediately following the Consummation Date shall not exceed 4.00:1.00; provided, further that for the first two fiscal quarters ended immediately following the fourth full consecutive fiscal quarter ended after any Consummation Date, the Leverage Ratio shall not exceed 3.50:1.00.
(b)    The Interest Coverage Ratio shall not for any period of four consecutive fiscal quarters be less than 3.50:1.00. For purposes of determining compliance with this paragraph prior to the completion of four full fiscal quarters commencing subsequent to the Closing Date, computation shall be based on annualized amounts determined with reference to any full fiscal quarter commencing and ending after the Closing Date.
Section 6.06    Limitations on Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, directly or indirectly, the proceeds of any Borrowing (A) in violation of any Anti-Corruption Laws, or (B) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or in the United Kingdom.
ARTICLE 7
EVENTS OF DEFAULT
Section 7.01    Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:
(a)    the Borrower shall default in the payment of any principal of any Loan when due; or
(b)    the Borrower shall default in the payment of any interest on any Loan hereunder, any fee payable pursuant to Section 2.08 or any other amount payable under any Loan Document, and such default shall continue for three Business Days; or
(c)    any representation, warranty or certification made or deemed made in any Loan Document, by or on behalf of the Borrower, or any certificate or other document furnished to the Administrative Agent or any Lender pursuant to the provisions hereof or of any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or
(d)    the Borrower or any Subsidiary shall default in the performance of (i) any of its obligations contained in Section 5.01(d), Section 5.03(a) (with respect to the Borrower only) or Article 6 or (ii) any of its other obligations under this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent; or
(e)    the Borrower or any Subsidiary shall fail to pay any principal of any Debt in an amount of at least $100,000,000 in the aggregate for the Borrower and all Subsidiaries (the “Requisite Amount”) (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or
(f)    the Borrower or any Subsidiary shall fail to observe or perform any term, covenant or condition on its part to be observed or performed under any agreement or instrument relating to any Debt in the Requisite Amount, when required to be observed or performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Debt or such Debt has been accelerated; or any such Debt shall be required to be prepaid, defeased, purchased or otherwise acquired by the Borrower or any Subsidiary (other than by a regularly scheduled required prepayment or redemption and other than Secured Debt that becomes due as a result of the voluntary transfer of assets securing such Debt), prior to the stated maturity thereof; or
(g)    any final judgment or Order for the payment of money in excess of the Requisite Amount shall be rendered against the Borrower or any Material Subsidiary and there shall be any period of 30 consecutive days during which a stay of enforcement of any such unsatisfied judgment or Order, by reason of bonding, a pending appeal or otherwise, shall not be in effect, provided, however, that any such judgment or Order shall not be an Event of Default under this Section 7.01(g) if and for so long as (i) the amount of such judgment or Order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (i) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or Order; or
(h)    the Borrower or any ERISA Affiliate shall incur liability that would reasonably be expected to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or an ERISA Affiliate from a Multiemployer Plan; or (iii) the termination of a Multiemployer Plan; provided, however, that no Default under this Section 7.01(h) shall be deemed to have occurred if the Borrower or such ERISA Affiliate shall have made arrangements satisfactory to the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or
(i)    the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts (in each case, relative to its own creditors or Debts), (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or
(j)    a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its

Debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Material Subsidiary or of all or any substantial part of its property and assets, or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an Order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an Order for relief against the Borrower or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or
(k)    a Change of Control shall occur;
THEREUPON: (i) in the case of an Event of Default that has occurred and is continuing other than one referred to in clause (i) or (j) of this Section 7.01 with respect to the Borrower, the Administrative Agent (A) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, cancel the Commitments and (B) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (ii) in the case of the occurrence of an Event of Default referred to in clause (i) or (j) of this Section 7.01 with respect to the Borrower, the Commitments shall be automatically cancelled and the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the other Loan Documents shall become automatically due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE 8
THE ADMINISTRATIVE AGENT
Section 8.01    Authorization and Action.
(a)    Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under the Loan Documents, and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver and to perform its obligations under each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.03), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders or (ii) is contrary to this Agreement or any other Loan Document or applicable Law. The Administrative Agent agrees to give to each Lender prompt notice of each written notice of borrowing, repayment, prepayment or Event of Default given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 9.06(e), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby.
(d)    The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.
(e)    The Joint Lead Arrangers and the Persons named on the cover page hereof as Syndication Agents or Bookrunners shall have no obligations or duties whatsoever in such capacity under this Agreement and shall incur no liability hereunder in such capacity.

Section 8.02    Administrative Agent’s Reliance, Etc.
(a)    Neither the Administrative Agent nor any of its Affiliates or any of their respective directors, officers, agents or employees shall (i) be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
(c)    Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.06; (ii) may rely on the Register to the extent set forth in Section 9.06(e); (iii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Loan Document; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower, as to the financial position of the Borrower or as to the existence or possible existence of any Default or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (vi) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (vii) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (viii) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which may be by facsimile transmission, Internet or intranet website posting, any electronic messaging system or other distribution) believed by it to be genuine and signed, sent or otherwise authenticated by the proper party or parties.
Section 8.03    Barclays and Affiliates. With respect to its Commitment, the Revolving Loans made by it and the Note issued to it, Barclays shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Barclays in its individual capacity. Barclays and its Affiliates (including their respective directors, officers, agents or employees) may accept deposits from, lend money to, act as trustee under indentures of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person who may do any kind of banking, trust or other business with or own securities of the Borrower or any Subsidiary, all as if Barclays were not the Administrative Agent and without any duty to account therefor to the Lenders.
Section 8.04    Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, conduct its own independent investigation of the financial position and affairs of the Borrower in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.
Section 8.05    Indemnification. Each Lender agrees to indemnify the Administrative Agent and its Related Parties (to the extent not reimbursed by the Borrower and ratably according to the respective amount of such Lender’s Commitment (or, if this indemnity under this paragraph is sought after the termination of the Commitments, such Lender’s Commitment as most recently in effect)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction). Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Borrower.
Section 8.06    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to, if no Default shall have occurred and be continuing, the approval of the Borrower (which approval shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, subject to, if no Default shall have occurred and be continuing, the approval of the Borrower (which approval shall not be unreasonably withheld). In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of such 30-day period, notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation (which effective date shall be no earlier than three Business Days after the date of such notice). Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (i) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged therefrom as provided above in this paragraph). Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
Section 8.07    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84‑14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (A) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (A) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (A) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each

Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:
(i)    none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)    The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (i) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (i) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 9
MISCELLANEOUS
Section 9.01    No Waiver; Remedies. No failure to exercise or delay in exercising any right, power or privilege in respect of this Agreement or any other Loan Document will be presumed to operate as a waiver, and no single or partial exercise of any right, power or privilege in respect of this Agreement or any other Loan Document will be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.
Section 9.02    Notices, Etc. (a) Notices Generally. All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, transmitted or delivered, if to the Borrower, at its address at Zoetis Inc., 10 Sylvan Way, Parsippany, NJ 07054, Email: LegalNotices@zoetis.com; if to any Lender, at its address for notices recorded by the Administrative Agent in the Register; and if to the Administrative Agent, at its address at Barclays Bank PLC, 745 Seventh Avenue, New York, NY 10019 USA, Attn: Patrick Shields, Phone: (212) 526-9531; Email: Patrick.Shields@barclays.com (with a copy to Barclays Bank PLC, 745 Seventh Avenue, New York, NY 10019 USA; Phone: (212) 526-9531; Attn: Bank Debt Management; Email: ltmny@barclays.com); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. Without prejudice to clause (b)(iv) below, each such notice or communication will be deemed effective: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission or electronic mail, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted, except that notices and communications to the Administrative Agent pursuant to Article 2, 3 or 8 shall not be effective until received by the Administrative Agent. Delivery by facsimile or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or any of the other Loan Documents or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(a)    Electronic Communications.
(i)    Delivery of Communications by the Borrower. The Borrower agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement, (D) is required to be delivered to satisfy any condition precedent in Article 3 or (E) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the

“Communications”), by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to Patrick.Shields@barclays.com (with a copy to ltmny@barclays.com) or such other e-mail address designated in writing by the Administrative Agent from time to time.
(ii)    Use of Web Platforms. Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another similar website reasonably acceptable to the Borrower, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 9.02 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement. Each party hereto agrees that the Administrative Agent may, but (except as may be required by applicable Law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
(iii)    E-mail Notification to Lenders. Each Lender agrees (unless separate arrangements have been made with the Administrative Agent) that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission, and (B) that the foregoing notice may be sent to such e-mail address.
(iv)    Presumption as to Delivery of E-mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting of a record of such communication as “received” in the e-mail system of the recipient; provided that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.
(v)    Waiver of Responsibility. Each party acknowledges that (A) although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution (and each party assumes the risks of such distribution), (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its Affiliates nor any of their respective officers, directors, employees, members, trustees, agents, sub-agents, advisors or representatives (collectively, the “Barclays Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Barclays Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (D) no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Barclays Party in connection with any Communications or the Platform.
Section 9.03    Amendments, Etc.
(a)    No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall (b) increase the Commitment of any Lender, or subject any Lender to any additional obligations, without the prior written consent of such Lender, (c) reduce the principal of, or interest (or the rate of interest) on, the Loans of any Lender, or any fees (or the rate at which they accrue) or other amounts payable hereunder to any Lender, without the prior written consent of such Lender, (d) alter the manner in which Commitment reductions or payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders without the prior written consent of all Lenders directly affected thereby, (e) postpone any date fixed for any payment of principal of, or interest on, the Loans of any Lender, or any fees or other amounts payable hereunder to any Lender, without the prior written consent of such Lender, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, that shall be required for the Lenders or any of them to take any action hereunder without the prior written consent of all Lenders affected thereby, (g) amend Section 2.15 or this Section 9.03 without the prior written consent of all Lenders adversely affected thereby, (h) extend the commitment period of any Lender or amend the definition of “Commitment Termination Date” with respect to any Lender, without the prior written consent of such Lender or (h) amend the definition of “Applicable Percentage” without the prior written consent of all Lenders affected thereby; provided, further that no amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under any Loan Document without the prior written consent of the Administrative Agent; provided, further, that the Administrative Agent may, with the written consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender. Notwithstanding the foregoing, any amendment to the Pricing Grid pursuant to the final paragraph of Annex I shall not require the written consent of any Lender, but shall require the written consent of the Borrower and the Administrative Agent only.
(b)    For the avoidance of doubt, and notwithstanding any provision in this Agreement to the contrary, it shall not be necessary to obtain the consent or approval of any Lender to effectuate, pursuant to Section 2.21, the conversion of any Revolving Loans into Term Loans and therewith extend the Maturity Date for such Term Loans to the first anniversary of the Commitment Termination Date.
Section 9.04    Costs and Expenses; Indemnity. (a) The Borrower agrees to pay, promptly following demand therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the credit facility provided for herein and the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, including the reasonable and documented fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement with respect to issues arising after the date hereof and relating specifically to this Agreement. The Borrower further agrees to periodically pay, promptly following demand therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (including reasonable and documented counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable and documented fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a). Notwithstanding the foregoing, nothing in this Section 9.04(a) shall require the Borrower to reimburse the Administrative Agent, any Joint Lead Arranger or any Lender for Taxes or Additional Costs paid pursuant to Section 2.16.
(b)    If any payment or prepayment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of (i) a payment pursuant to this Agreement or a Conversion pursuant to Section 2.11, 2.13 or 2.17, (ii) [reserved], (iii) a payment by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.06 as a result of a demand by the Borrower pursuant to Section 9.06(a) or 9.06(c), (iv) acceleration of the maturity of the Loans pursuant to Article 7, (v) any payment on the Commitment Termination Date with respect to any Loans for which the Interest Period is deemed to end on such Commitment Termination Date pursuant to clause (i) of the definition of “Interest Period” or (i) any other reason, or if the Borrower shall fail to effect any Borrowing of a Loan (other than a Base Rate Loan) on the date specified for such Borrowing in the related Borrowing request (including by reason of the failure of any applicable condition set forth in Article 3 to be satisfied), or if the Borrower shall fail to prepay any Eurodollar Rate Loan after notice has been given to any Lender pursuant to Section 2.13 (regardless of whether such notice may be revoked under Section 2.13 and is revoked in accordance therewith), then the Borrower shall, within 10 days following demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment or Conversion, or failure to borrow or prepay, including any loss (resulting from any interest rate differentials, excluding loss of anticipated margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. Determinations by a Lender for purposes of this Section 9.04(b) of any loss, cost or expense shall be conclusive and binding for all purposes, provided that such determinations are made on a reasonable basis. Any Lender requesting compensation under this Section 9.04(b) will furnish the Borrower with a certificate setting forth the basis and amount of such request for compensation. Notwithstanding the foregoing, nothing in this Section 9.04(b) shall require the Borrower to reimburse the Administrative Agent, any Joint Lead Arranger or any Lender for Taxes or Additional Costs paid pursuant to Section 2.16.
(c)    The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) on demand against, and hold each Indemnitee harmless from, any and all obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any such action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Borrower), whether based on contract, tort or any other theory and in any capacity regardless of whether any Indemnitee is a party thereto, in each case, whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, any equity holders or creditors of the Borrower or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, liabilities or related expenses are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee in the performance of its obligations under the Loan Documents; provided, however, that in no event will such Indemnitee or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitee’s or such other parties’ activities related to the Loan Documents and the Borrower hereby waives, releases and agrees not to sue upon such claim or any such damages whether or not accrued or not known or suspected to exist in its favor. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Indemnitee, as the case may be, as a result of such loss, claim, damage, liability and related expenses in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and their respective Affiliates, stockholders, partners or other equity holders on the one hand and (ii) such Indemnitee on the other hand in the matters contemplated by the Loan Documents as well as the relative fault of (i) the Borrower and their respective Affiliates, stockholders, partners or other equity holders and (ii) such Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations.
(d)    Without prejudice to the survival of any other agreement of the Borrower or the Lenders hereunder, the agreements and obligations of the Borrower contained in Sections 2.16, 2.18 and this Section 9.04, and the agreements and obligations of each Lender under Sections

8.05 and 9.11, shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
Section 9.05    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders (except Defaulting Lenders), which consent shall not be unreasonably withheld or delayed, and any purported assignment without such consent shall be null and void.
Section 9.06    Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it) with the consent of the Borrower (unless an Event of Default shall have occurred and be continuing or the assignment is to a Lender or an Affiliate of a Lender, in which case the consent of the Borrower shall not be required and provided that if the consent of the Borrower to an assignment is required hereunder, the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for its consent to such assignment) and the Administrative Agent, in each case, which consent shall not be unreasonably withheld or delayed, and, if demanded by the Borrower (pursuant to clause (c) below), upon at least five Business Days’ notice to such Lender and the Administrative Agent, shall assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it); provided that (i) each such assignment shall be of a constant, and not a varying percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment or Loan, as applicable, of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee or an Affiliate of a Lender of the type described in clause (y) of the second proviso below, (iv) each such assignment made as a result of a demand by the Borrower shall comply with clause (c) below, (v) the parties to each such assignment (which shall not include the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 and (i) the assignee, if not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that the Borrower shall pay such processing and recordation fee if such assignment occurs as a result of a demand by the Borrower pursuant to Section 9.06(c)(i) or (ii); provided, further that no consents shall be required (x) in the case of an assignment of the type described in clause (g) below, or (y) in the case of an assignment of a Commitment by a Lender to an Affiliate of such Lender if the long term deposit rating of such Affiliate is no less than the long term deposit rating of such Lender at the time of the assignment, subject to reassignment by such Affiliate to such Lender if at any time it ceases to be an Affiliate of such Lender and prior notification of any such assignment to the Borrower. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, 2.18 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender (A) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, other than the representation and warranty that it owns the interest being assigned, free and clear of any liens or encumbrances, and has taken all action necessary to consummate the transactions pursuant to such Assignment and Acceptance; and (B) makes no representation or warranty and assumes no responsibility with respect to the financial position of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; and (ii) such assignee (A) represents and warrants that it has taken all action necessary to consummate the transactions pursuant to such Assignment and Acceptance; (B) confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) or 5.01(b) (or, prior to the first such delivery, the Initial Financial Statements) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (C) agrees that it will, independently and without reliance upon the Administrative Agent, any Arranger, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (D) confirms that it is an Eligible Assignee; (E) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (F) agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
Anything herein to the contrary notwithstanding, the Borrower shall not be obligated to pay to any assignee any amounts under Section 2.16 or 2.18 in excess of the amount the Borrower would have been obligated to pay thereunder to the assigning Lender in the absence of such assignment, unless such assignment is made at a time when the circumstances giving rise to such greater payments did not exist.

(c)    Following (i) a demand by any Lender pursuant to, or the incurrence by the Borrower of an obligation to make a payment pursuant to, Section 2.16, 2.17 or 2.18, (ii) any Lender becoming a Defaulting Lender or (iii) in connection with any proposed amendment, modification, waiver or termination requiring the consent of all the Lenders or all affected Lenders, for which the consent of the Required Lenders has been obtained, the failure of any Lender whose consent is required but not obtained to vote in favor of such amendment, modification, waiver or termination, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (giving effect to Section 2.19 in the event such Lender is a Defaulting Lender) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) in the case of any such assignment resulting from a claim or obligations under Section 2.16, 2.17 or 2.18, such assignment will result in a reduction in such compensation or payments and (z) no Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note (which shall be marked “cancelled” by the assigning Lender) a new Note to such Eligible Assignee in an amount equal to the Commitment or Loan, as applicable, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Loan, as applicable, hereunder, a new Note to the assigning Lender in an amount equal to the Commitment or Loan, as applicable, retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit B hereto.
(e)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the interest and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)    Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it); provided that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18(g) as if it had acquired its interest by assignment and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Participant and the Commitment of, and the interest and principal amount of the Loans owing to, each Participant from time to time (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations hereunder or under any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(g)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Loans owing to it and the Notes held by it) in favor of any Federal Reserve Bank or other Governmental Authority in accordance with any regulation of the Federal Reserve or other Governmental Authority. No such assignment shall release any Lender from its obligations hereunder.
Section 9.07    Governing Law. This Agreement and the other Loan Documents and any claim, controversy or dispute arising under or related to this Agreement, the Loan Documents, the relationship of the parties under any Loan Document, and/or the interpretation and enforcement of the rights and duties of the parties under any Loan Document shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.
Section 9.08    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.09    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.
Section 9.10    Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
Section 9.11    Confidentiality. (a) The Administrative Agent, each Joint Lead Arranger and each Lender shall hold all non-public information regarding the Borrower and its Subsidiaries and their business identified as such by the Borrower and obtained by the Administrative Agent, such Joint Lead Arranger or Lender, as the case may be, pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling confidential information of such nature and only use such information in connection with its services to, and its relationship with, the Borrower, provided that nothing herein contained shall be construed to prevent the Administrative Agent or such Lender or Joint Lead Arranger from disclosing such information (i) to any Affiliate of the Administrative Agent or such Lender or Joint Lead Arranger or any officer, director or employee or agent or any attorney or accountant for the Administrative Agent or such Lender or Joint Lead Arranger that agrees to be similarly bound, (ii) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Commitments or Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations or to any credit insurance provider relating to the Borrower and its obligations, in each case that agrees to be bound by the provisions of this Section 9.11, (iii) pursuant to any subpoena or upon the Order of any court or administrative agency or upon the request or demand of, or in connection with any investigation, examination or audit by, any governmental agency or authority, whether or not such request or demand shall have the force of Law, upon notice to the Administrative Agent and the Lenders of such subpoena, Order, request or demand (unless such notice is not legally permissible), provided that, except with respect to any audit or examination conducted in the ordinary course by bank accountants or by any governmental bank regulatory authority exercising examination or supervisory authority, the Administrative Agent or such Lender or Joint Lead Arranger (as the case may be) shall have used commercially reasonable efforts to provide prompt notice to the Borrower (unless such notice is not legally permissible) of such subpoena, Order, request or demand or such investigation, examination or audit so as to enable the Borrower to seek a protective Order or other appropriate remedy and thereafter discloses only the minimum information required to be disclosed in order to comply with such subpoena, Order, request or demand of, or in connection with such investigation, examination or audit, (iv) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party and who was not similarly bound so far as such Person was aware, (v) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Administrative Agent, any Joint Lead Arranger or any Lender, (vi) on a confidential basis, to data service providers, including league table providers, that serve the lending industry and (vii) in connection with the exercise of any remedy hereunder. Said authorization to disclose is subject to any federal or state securities Laws that reasonably require the parties to keep some or all aspects of the transaction contemplated herein confidential. Furthermore, nothing in this Section 9.11 shall be construed as a waiver of any applicable attorney client privilege or any privilege arising under section 7525 of the Code or any duty of confidentiality on the part of any attorney or accountant under any code of professional conduct that, in each case, relates to communications with respect to the transactions contemplated herein or the execution thereof.
Section 9.12    Jurisdiction, Service of Process, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property and assets, to the exclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, in each case sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto (subject, in the case of the Administrative Agent and each Lender, to the last sentence of this paragraph) hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.13    Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
Section 9.14    [Reserved].
Section 9.15    USA PATRIOT Act and 31 C.F.R. § 1010.230. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act and regulations.
Section 9.16    No Fiduciary Duty. The Administrative Agent, each Joint Lead Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (i) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (i) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
Section 9.17    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified in Article 7 by the Required Lenders to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Article 7 and notice to the Borrower as required under Article 7, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.17 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.
Section 9.18    Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent (in its capacity as such) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Documents and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Documents that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect, except where such provisions conflict with any provision in this Agreement, in which case the latter shall have effect).
Section 9.19    Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZOETIS INC.
By:	/s/ Glenn David
Name: Glenn David
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Zoetis 364-Day Revolving Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent and as a Lender
By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

[Signature Page to Zoetis 364-Day Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Joseph M. McShane
Name: Joseph M. McShane
Title: Vice President

[Signature Page to Zoetis 364-Day Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Yinghua Zhang
Name: Yinghua Zhang
Title: Director

[Signature Page to Zoetis 364-Day Revolving Credit Agreement]

CITIBANK, N.A., as a Lender
By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Zoetis 364-Day Revolving Credit Agreement]

MUFG BANK, LTD., as a Lender
By:	/s/ Jaime Johnson
Name: Jaime Johnson
Title: Director

[Signature Page to Zoetis 364-Day Revolving Credit Agreement]

ANNEX I

Pricing Grid

Level:	Ratings (Moody’s/S&P):	Base Rate Margin (% per annum)	Eurodollar Margin (% per annum)	Facility Fee Rate (% per annum)
Level 1	Greater than or equal to A3/A-	0.000	1.000	0.060
Level 2	Baa1/BBB+	0.125	1.125	0.080
Level 3	Baa2/BBB	0.250	1.250	0.100
Level 4	Baa3/BBB-	0.500	1.500	0.125
Level 5	Lower than Baa3/BBB-	0.750	1.750	0.150

In the event of split Ratings from Moody’s and S&P, the foregoing determinations will be based upon the Rating more favorable to the Borrower unless the Ratings differ by more than one Level, in which case the foregoing determinations will be based on the Level that is one Level below that of the more favorable Level (i.e., Level 2 is “below” Level 1).
For purposes of the foregoing: (a) if a Rating Agency shall merge with or into or be acquired by the other Rating Agency, or shall cease to be in the business of rating corporate debt obligations, or shall otherwise cease to have a Rating in effect, then Fitch will be substituted into the Pricing Grid for the Rating Agency from which a Rating is no longer available (with the Fitch equivalent ratings substituted) unless otherwise agreed by the Borrower and the Administrative Agent (on behalf of the Lenders), and if a Rating from Fitch is not available, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the Pricing Grid to replace the reference to the Rating of such Rating Agency with the rating of a rating agency registered with the SEC as a “nationally recognized statistical rating organization” and, pending the effectiveness of any such amendment, the foregoing determinations shall be determined by reference to the Rating of the other Rating Agency; provided that if no such agreement is reached after the Borrower and the Administrative Agent (on behalf of the Lenders) have negotiated in good faith for 90 days, then at the end of such 90 day period and thereafter (until an agreement is reached among the Borrower and the Administrative Agent (on behalf of the Lenders)) such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Level 5; (b) if any Rating Agency shall not have a Rating in effect for a reason other than one of the reasons set forth in the preceding clause (a), such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Level 5; and (c) in the event neither Rating Agency has a Rating in effect, the foregoing determinations will be determined by reference to Level 5.